Exhibit 10.12

Summary of Compensation of Named Executive Officers

Name	Base Salary
Thomas E. Gottwald, President and Chief Executive Officer	$650,000

David A. Fiorenza, Vice President, Treasurer and Principal Financial Officer	$280,600

C. S. Warren Huang, President of Afton Chemical Corporation	$359,400

Steven M. Edmonds, Vice President and General Counsel	$269,600

Bruce R. Hazelgrove, III, Vice President, Corporate Resources	$265,600